February 29, 2016

Mr. Michael Alexander

CEO

Radiant Creations Group, Inc.

2401 PGA Blvd. Ste 272

Palm Beach Gardens, FL 33410

Dear Michael,

I, Manpreet Singh Thaper, COO and Director of Radiant Creations Group, Inc. hereby tender and submit my resignation as COO and Director as of February 29, 2016. In addition it is understood that 16,000,000 shares of options in the form of common stock have been fully vested prior to this resignation.

Respectfully submitted,

/s/ Manpreet, Singh

Manpreet, Singh

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